For Release   Immediate

Contacts (Investors) John A. Dolphin, Senior Vice President, 317.817.2893 (Media) Elise Powell, Golin/Harris International, 312.729.4326


Conseco announces plan to sell its consumer finance business

- Divestiture signals sharpened focus on core insurance and invesment operations
- Non-cash charge of $350 million expected in 1999 to write down interest-only securities

Carmel, Ind.: March 31, 2000 -- Conseco, Inc. (NYSE:CNC) today announced that it plans to enhance its position as a highly focused insurance and investment industry leader by exploring the sale of its $46 billion (managed receivables) consumer finance subsidiary, Conseco Finance Corp. (formerly Green Tree Financial Corporation).

Conseco's board of directors has authorized the retention of Lehman Brothers Inc. to assist with the planned sale of the consumer finance operations.

Stephen C. Hilbert, chairman and chief executive officer of Conseco said, "We believe the time is right for Conseco to expand its role as the leading "pure play" company in the insurance and investment industry focused on middle American consumers. We produced a record level of collections on insurance and asset accumulation products of $7.0 billion (up 15 percent) in 1999. This strong momentum in the Conseco Insurance Group and Conseco Capital Management further solidifies our confidence in the proven skills we possess as an operator of valuable insurance and investment assets.

"The strategy behind our 1998 acquisition of Conseco Finance was based on the desire to expand our menu of financial products and services," Hilbert continued. "The execution of that strategy has been strong. Managed finance receivables have expanded from $32 billion to $46 billion in less than two years. Shareholders' equity at December 31, 1999 was in excess of $2.2 billion. Conseco Finance is a powerful franchise with leading positions in several markets, time-tested growth platforms, expanding net interest margins and loss ratios that are the lowest of any major industry participant.

"Despite these strengths, we have been unable to generate the level of shareholder value that we believed was warranted from this acquisition. As management and owners of 70 million shares collectively, it is our judgment that the interests of our fellow shareholders will be best served by seeking to divest the operations at this time. We are excited by the prospect of redeploying our resources into the numerous opportunities available today in the insurance and investment markets."




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Conseco also announced that it is continuing to review the value of its interest-only securities at Conseco Finance and expects to record a non-cash charge, estimated at approximately $350 million (after taxes), to write down the carrying value of those securities. The actual amount, which will reduce previously announced earnings for 1999, will be determined prior to the conclusion of the 1999 audit. The company is filing with the U.S. Securities and Exchange Commission to extend the required filing date of its 1999 Form 10-K to April 14, 2000.

Conseco Finance, with nationwide operations and managed finance receivables of nearly $46 billion at December 31, 1999, is one of America's largest consumer finance companies, with leading market positions in retail home equity mortgages, home improvement mortgages and consumer and floorplan loans for manufactured housing. Based in St. Paul, Minn., Conseco Finance had 9,600 employees at year-end 1999.

Headquartered in Carmel, Ind., Conseco is one of middle America's leading sources for insurance, investment and lending products. Through its subsidiaries and a nationwide network of distributors, Conseco helps 13 million customers step up to a better, more secure future.

                                   - # # # # -


Conseco management will be conducting a conference call related to this press release at 8:30 a.m. New York time on Friday, March 31, 2000. Investors may listen to the call via live Internet broadcast at http://www.vcall.com, or on taped replay at 800.633.8284 (reservation #14841361) until 5:00 p.m. on Wednesday, April 5, 2000.

World Wide Web          http://www.conseco.com
Investor Hotline        800.4.CONSECO
Fax-on-Demand           800.344.6452

Note on forward-looking statements: All statements, trend analyses and other information contained in this release and elsewhere (such as in filings by Conseco with the Securities and Exchange Commission, press releases, presentations by Conseco or its management or oral statements) relative to markets for Conseco's products and trends in Conseco's operations or financial results, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "should," "could," "goal," "target," "on track," "comfortable with" and other similar expressions, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, among other things: (1) general economic conditions and other factors, including prevailing interest rate levels, stock and credit market performance and health care inflation, which may affect (among other things) Conseco's ability to sell its products, its ability to make loans and access capital resources and the costs associated therewith, the market value of Conseco's investments, the lapse rate and profitability of policies, and the level of defaults and prepayments of loans made by Conseco; (2) Conseco's ability to achieve anticipated synergies and levels of operational efficiencies; (3) customer response to new products, distribution channels and marketing initiatives; (4) mortality, morbidity, usage of health care services and other factors which may affect the profitability of Conseco's insurance products, (5) performance of our investments; (6) changes in the Federal income tax laws and regulations which may affect the relative tax advantages of some of Conseco's products; (7) increasing competition in the sale of insurance and annuities and in the finance business; (8) regulatory changes or actions, including those relating to regulation of financial services affecting (among other things) bank sales and underwriting of insurance products, regulation of the sale, underwriting and pricing of products, and health care regulation affecting health insurance products; (9) the outcome of the contemplated sale process relating to Conseco Finance Corp., and (10) the risk factors or uncertainties listed from time to time in Conseco's filings with the Securities and Exchange Commission.